Exhibit 2.2

AMENDMENT OF AGREEMENT AND PLAN OF MERGER

This Amendment of Agreement and Plan of Merger, dated as of August 28, 2014, is entered into by and among MILWAUKEE IRON ARENA FOOTBALL, INC., a Nevada corporation (“MWKI”), MWKI ACQUISITION, INC., an Illinois corporation and the wholly-owned subsidiary of MWKI (“Merger Sub”), and EV CHARGING USA, CORP., an Illinois corporation (the “Company”).

RECITALS:

  The Parties entered into an Agreement and Plan of Merger, dated August 20, 2014 (the “Merger Agreement”), whereunder, among other things, Merger Sub will be merged with and into the Company and the Company will become the wholly owned subsidiary of MWKI; and
  The Parties desire to amend the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

  Amendment. Section 2.4(a) of the Merger Agreement is amended to read as follows:

At the Effective Time and without any further action on the part of MWKI, Merger Sub, the Surviving Corporation or any other Person, (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of newly issued MWKI Series C Preferred Stock equal to 2,180,000 divided by the number of shares of Company Common Stock outstanding on the Closing Date, such that all of the outstanding shares of Company Common Stock shall be converted into the right to receive 2,180,000 shares of MWKI Series C Preferred Stock by virtue of the Merger (subject to adjustments made pursuant to Section 2.6 hereof) and (ii) each of the 10,000 shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 1 newly issued share of Company Common Stock, such that a total of 10,000 shares of Company Common Stock shall be issued to MWKI, as the sole holder of Company Common Stock, by virtue of the Merger. No terms or provisions of any of the securities of MWKI shall be affected by the Merger.

  Change of Exhibits. Exhibit A to the Merger Agreement is replaced by Exhibit A hereto.
  Covenant Respecting Conversion Rights. By signing this instrument in his capacity as President of the Company, Brian C. Howe personally:

(i)

acknowledges that MWKI has not authorized full number of shares of Common Stock to be issued upon conversion of the shares of Series C Preferred Stock that he will receive as merger consideration under the provisions of the Merger Agreement;

(ii)	covenants for himself and his heirs, successors and assigns that (A) he will not exercise his rights so to convert any of said shares until (i) MWKI has complied with its obligation, set forth in Section (vii)(g) of the resolutions relating to the designation of the Series C Preferred Stock in Exhibit A hereto, to call a special meeting of MWKI’s shareholders, or solicit the consents of MWKI’s shareholders, in order to authorize the issuance of not less than the full number of shares of Common Stock into which all of the shares of Series C Preferred Stock authorized by said resolution are to be converted and (ii) said full number of shares have been authorized, and (B) he will not transfer said shares until all of them may so be converted, which covenant is made for the benefit of the purchasers of shares of Series C Preferred Stock in the Private Placement, as that term is defined in the Merger Agreement, and may be enforced by them; and

(iii)	agrees that the certificate or certificates representing said shares of Series C Preferred Stock shall bear the following legend:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE PROVISIONS OF THE AMENDMENT OF AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 28, 2014, IS ENTERED INTO BY AND AMONG THE ISSUER, MWKI ACQUISITION, INC., AN ILLINOIS CORPORATION, AND EV CHARGING USA, CORP., AN ILLINOIS CORPORATION. A COPY OF SAID AGREEMENT IS AVAILABLE TO ANY INTERESTED PARTY AT THE OFFICES OF THE ISSUER.

  General Provisions.

(a)

Modification; Full Force and Effect. Except as expressly modified and superseded by this instrument, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)	References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this instrument (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to August 20, 2014).

(c)	Defined Terms. Terms used herein that are defined in the Merger Agreement, as it existed prior to the execution and delivery of this instrument, shall have the same meaning as ascribed to them therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILWAUKEE IRON ARENA FOOTBALL, INC.	MWKI ACQUISITION, INC.

By: Richard S. Astrom	By: Richard S. Astrom
Richard S. Astrom	Richard S. Astrom
President	President

EV CHARGING USA, CORP.

By: Brian C. Howe
Brian C. Howe
President